SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[   ] Preliminary information statement.

[   ] Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).

[X] Definitive information statement.

Financial Investors Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

[   ] Fee paid previously with preliminary materials. N/A

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

IMPORTANT NEWS ABOUT THE HIGHLAND RESOLUTE FUND

April 20, 2018

Dear Shareholders:

The Board of Trustees of Financial Investors Trust has taken the following actions with respect to sub-advisers of Highland Resolute Fund (the “Fund”):

Logan Circle Partners, L.P. (“Logan Circle”) has been appointed as a new sub-adviser of the Fund by the Board of Trustees. Highland Associates, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Logan Circle. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

President
Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF HIGHLAND RESOLUTE FUND

This document is an Information Statement and is being furnished to shareholders of Highland Resolute Fund (the “Fund”), a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. (“Highland”) by the U.S. Securities and Exchange Commission (the “SEC”). Highland serves as the investment adviser for the Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Fund with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

This Information Statement is being mailed on or about April 20, 2018, to shareholders of the Fund as of April 2, 2018 (the “Record Date”). Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund. The Fund will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

The principal executive office of the Fund is located at 1290 Broadway, Suite 1100, Denver, CO 80203. Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, or by calling your financial consultant.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

INVESTMENT ADVISER

Highland, an independent, privately-owned investment adviser, subject to the authority of the Board, is responsible for the overall management and administration of the Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of March 31, 2018, Highland provided investment advice with respect to approximately $23 billion for not-for-profit health care organizations, foundations and endowments across the country.

Highland serves as the investment adviser to the Fund pursuant to the Investment Advisory Agreement, as amended, between the Trust and Highland (the “Advisory Agreement”). Highland oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, dated December 29, 2011, and amended December 5, 2012 and January 29, 2016, as approved by the Board, including a majority of the Independent Trustees (defined below) and by the Fund’s shareholders on November 2, 2012. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on December 12, 2017.

Pursuant to the Advisory Agreement, the Fund pays Highland an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement was two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or Highland may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s renewal of the Advisory Agreement will be available in the Fund’s annual report for the period ended April 30, 2018.

The Advisory Agreement requires that Highland provide general management services to the Fund and assume overall supervisory responsibility for the general management and investment of the Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting the Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Fund provides for Highland, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

With respect to the Fund, Highland has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by Highland to sub-advisers.

For the Fiscal Year Ended April 30, 2017, with respect to the Fund, Highland was owed gross advisory fees of $8,819,140, waived $7,367,626 of its advisory fees owed, and retained net advisory fees of $1,451,514.

It is not expected that the addition of Logan Circle will cause any material change to the aggregate percentage of subadvisory fees paid to the sub-advisers of the Fund, which shall not exceed the Fund-specific maximum total subadvisory fee rate that has been approved by shareholders.

The following table lists the directors and principal executive officers of Highland. The business address of each individual listed below is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Name	Principal Occupation
Charles D. Perry, Jr.	Founder and Partner
William A. Terry	Founder and Partner
Jack W. Echols, III	President and Chief Executive Officer
Susan L. Padgett	Shareholder
R. Scott Graham	Chief Investment Officer, Principal and Shareholder
T. Jason Copeland	Director
Paige B. Daniel	Principal and Shareholder
Michael T. Lytle	Principal and Shareholder
Hunter W. Craig	Director of Manager Research and Shareholder
J. Michael Thomas	Consultant and Shareholder
Scott W. Sealock	Financial Analyst and Shareholder

Appointment of Logan Circle Partners, L.P. as Sub-Adviser to Highland Resolute Fund

On December 12, 2017, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Logan Circle as a new sub-adviser to the Fund. The Board approved Logan Circle upon the recommendation of Highland, and after consideration of information provided by Highland, as well as information provided by Logan Circle.

The Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the “Sub-Advisers”) who manage alternative or hedging investment strategies, (ii) other open-end funds, closed-end funds, or exchange-traded funds that use alternative or hedging strategies (collectively “underlying funds”), and (iii) derivatives, principally (though not limited to) total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies.

By allocating its assets among a number of investment options, the Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. The Fund is not required to invest with any minimum number of Sub-Advisers or underlying funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove sub-advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the sub-advisers may be available to the Fund if it chooses to use them in the future. Highland determines the allocation of the Fund’s assets among the various Sub-Advisers and underlying funds. As was previously communicated to shareholders in a supplement to the Fund’s prospectus dated February 1, 2018, Logan Circle entered into a sub-advisory agreement with the Trust and Highland on January 22, 2018 (the “Sub-Advisory Agreement”).

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Logan Circle. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Logan Circle, any of Logan Circle’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Logan Circle, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Logan Circle

At its December 12, 2017 meeting, in connection with its review of the proposed Sub-Advisory Agreement with Logan Circle, the Board considered a variety of matters with respect to Logan Circle, including the following factors:

Investment Sub-Advisory Fee Rate: The Trustees reviewed and considered the contractual annual sub-advisory fee to be paid by Highland, on behalf of the Highland Fund, to Logan Circle of 0.75% of the Highland Fund’s daily average net assets allocated to Logan Circle, in light of the extent and quality of the advisory services provided by Logan Circle to the Highland Fund. The Board also received and considered information provided by Logan Circle with respect to its operating expense structure.

The Board received and considered information including a comparison of the Highland Fund’s contractual and actual advisory fees and overall expenses with those of funds in the peer group and universe of funds provided by an independent provider of investment company data. The Trustees noted that the contractual advisory fee rate for the Highland Fund was above the peer group median contractual advisory fee.

Total Expense Ratios: Based on such information, the Trustees further reviewed and considered the total expense ratio (after waivers) of 0.73% for the Highland Fund. The Trustees noted that the Highland Fund’s total expense ratio (after waivers) was below the peer group median total expense ratio (after waivers).

Nature, Extent and Quality of the Services under the Sub-Advisory Agreement: The Trustees received and considered information regarding the nature, extent and quality of services to be provided to the Highland Fund under the Sub-Advisory Agreement with Logan Circle. The Trustees also reviewed certain background materials supplied by Logan Circle in its presentation, including its Form ADV.

The Trustees reviewed and considered Logan Circle’s investment sub-advisory personnel, its history as an asset manager and its performance and the amount of assets currently under management by Logan Circle and its affiliated entities. The Trustees also reviewed the research and decision-making processes utilized by Logan Circle, including the methods adopted to seek to achieve compliance with the investment objectives, policies and restrictions of the Highland Fund.

The Trustees considered the background and experience of Logan Circle’s management in connection with the Highland Fund, including reviewing the qualifications, backgrounds and responsibilities of the management team to be primarily responsible for the day-to-day portfolio management of the portion of the Highland Fund allocated to Logan Circle, and the extent of the resources devoted to research and analysis of actual and potential investments.

The Trustees also reviewed, among other things, Logan Circle’s insider trading policies and procedures and its Code of Ethics.

Performance: The Trustees noted that since Logan Circle had not yet begun to manage its portion of the Highland Fund, there is no fund performance to be reviewed or analyzed at this time. The Trustees also considered Logan Circle’s discussion of its reputation generally and its investment techniques, risk management controls and decision-making processes.

Comparable Accounts: The Trustees noted that Logan Circle reported no comparable clients managed in accordance with the guidelines for the Highland Fund.

Profitability: The Trustees received and considered Logan Circle’s statements regarding projected profitability based on the fees payable under the Sub-Advisory Agreement. The Trustees considered the profits, if any, anticipated to be realized by Logan Circle with respect to the Highland Fund. The Board then reviewed the financial statements of Logan Circle’s parent company.

Economies of Scale: The Trustees considered whether economies of scale in the provision of services to the Highland Fund will be passed along to the shareholders under the proposed agreements.

Other Benefits to the Sub-Adviser: The Trustees reviewed and considered any other incidental benefits derived or to be derived by Logan Circle from its relationship with the Highland Fund, including whether soft dollar arrangements were used.

In approving Logan Circle as an investment sub-adviser for the Highland Fund and approving the Sub-Advisory Agreement and the fees paid to Logan Circle by Highland under the Sub-Advisory Agreement, the Trustees concluded that no single factor reviewed by the Trustees was identified by the Trustees to be determinative as the principal factor in whether to approve the Sub-Advisory Agreement. Further, the Independent Trustees were advised by separate independent legal counsel throughout the process. The Trustees, including all of the Independent Trustees, concluded that:

●	the investment sub-advisory fee to be paid to Logan Circle by Highland was fair and competitive when considered in light of particular services to be provided by Logan Circle to the Highland Fund;

●	the Highland Fund’s total expense ratio (after waivers) was below the peer group median total expense ratio (after waivers);

●	the nature, extent and quality of services to be rendered by Logan Circle under the Sub-Advisory Agreement with respect to the Highland Fund were adequate;

●	since Logan Circle had not yet begun to manage its portion of the Highland Fund, there is no fund performance to be reviewed or analyzed at this time;

●	Logan Circle had no clients with investment mandates directly comparable to that of the Highland Fund;

●	the profit, if any, anticipated to be realized by Logan Circle in connection with the operation its portion of the Highland Fund is not unreasonable to the Highland Fund; and

●	there were no material economies of scale or other incidental benefits accruing to Logan Circle in connection with its relationship with the Highland Fund.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, concluded that Logan Circle’s compensation for investment sub-advisory services is consistent with the best interests of the Highland Fund and its shareholders.

Additional Information about Logan Circle

Logan Circle, 1717 Arch Street, Suite 1500, Philadelphia, Pennsylvania 19103. Logan Circle is an institutionally focused asset management company headquartered in Philadelphia, Pennsylvania. The firm was founded in April of 2007 by Mr. Jude Driscoll, Chief Executive Officer (“CEO”) and Chief Investment Officer (“CIO”). Logan Circle is a wholly-owned affiliate of MetLife, Inc. (NYSE: MET) and is part of MetLife Investment Management (“MIM”), MetLife Inc.’s Institutional Investment Management Business.

The following table lists the directors and principal executive officers of Logan Circle. The business address of each individual listed below is 1717 Arch Street, Suite 1500, Philadelphia, Pennsylvania 19103.

Name	Principal Occupation
Jude T. Driscoll	Chief Executive Officer, Chief Investment Officer
Joseph P. Pollaro	Chief Operating Officer
Elisabeth H. Bedore	Chief Compliance Officer
Jennifer E. Vollmer	General Counsel
Michael J. Yick	Chief Financial Officer

Terms of Sub-Advisory Agreement

The Sub-Advisory Agreement will remain in effect for an initial two-year period. After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Independent Trustees of the Trust who are not parties to the Sub-Advisory Agreement or “interested persons” of Highland, Logan Circle or the Trust.

The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Board or by the vote of a majority of the outstanding voting shares of the Fund, or by Logan Circle or Highland, upon 60 days’ written notice to the other party. Additionally, the Sub-Advisory Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the Advisory Agreement between the Trust and Highland with respect to the Fund.

The Sub-Advisory Agreement provides that Logan Circle shall not be liable for any loss incurred by the Fund provided Logan Circle has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland and not the Fund. Because Highland pays Logan Circle out of the fees received by Highland from the Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended April 30, 2017, the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Fund’s distributor is ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Fund’s custodian is MUFG Union Bank, N.A., which is located at 350 California Street, 6th Floor, San Francisco, California 94104. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242 or by calling your financial consultant.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Fund

As of the Record Date, there were 35,991,168.68 shares outstanding of the Fund.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of April 2, 2018

Charles Schwab & Co. Inc. 211 Main St San Francisco, CA 94105	I	14.18%
MAC & Co 525 William Penn Place Pittsburgh, PA 15219-1707	I	16.35%
Wells Fargo NA 425 E. Hennepin Ave, Floor 1 Minneapolis, MN 55414	I	57.44%

[PAGE INTENTIONALLY LEFT BLANK]

[PAGE INTENTIONALLY LEFT BLANK]